UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

 |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR |_| Form N-CSR

         For Period Ended:  December 31, 2005

|_|      Transition Report on Form 10-K
|_|      Transition Report on Form 20-F
|_|      Transition Report on Form 11-K
|_|      Transition Report on Form 10-Q
|_|      Transition Report on Form N-SAR

         For the Transition Period Ended: _____________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

ICOA, Inc.
-------------------------------------------------------------------------------
Full Name of Registrant



-------------------------------------------------------------------------------
Former Name if Applicable

111 Airport Road
-------------------------------------------------------------------------------
Address of Principal Executive Office

Warwick, Rhode Island 02889
-------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|      (a)     The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
|X|      (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
                 N-CSR, or portion thereof, will be filed on or before the
                 fifteenth calendar day following the prescribed due date; or
                 the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth
                 calendar day following the prescribed due date; and
|X|      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

We have not been able to timely file the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005 within the prescribed time period because of delays in completing the preparation of its audited financial statements and management's discussion and analysis. The delays are caused by the lack of financial and human resources available to management. The company expects that its Form 10-KSB will be filed by April 15, 2006.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Stephen Cummings              (401)                   352-2316
         ----------------           -----------           ------------------
               (Name)               (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes |X| No |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?   Yes |_|  No |X|

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   ICOA, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 30, 2006                          By:      /s/ Rick Schiffmann
                                                              Rick Schiffmann